Exhibit 10.23

AMENDMENT NUMBER FOUR

TO THE NEIMAN MARCUS, INC.

MANAGEMENT EQUITY INCENTIVE PLAN

This Amendment Number Four to the Neiman Marcus, Inc. Management Equity Incentive Plan (the “Amendment”) is made effective as of May 1, 2011, with respect to all Options outstanding as of such date and granted on or after such date, by Neiman Marcus, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Neiman Marcus, Inc. Management Equity Incentive Plan, as amended (the “Plan”) was established by the Company effective as of November 29, 2005; and

WHEREAS, the Company now desires to amend the Plan to increase the number of Fair Value Options and Performance Options reserved for issuance thereunder;

NOW, THEREFORE, pursuant to the authority reserved in Section 4.12, the Plan is amended as follows:

1.             Section 4 of the Plan is hereby amended and restated in its entirety as follows:

Subject to adjustment as provided in Section 4.13 hereof, the Board may grant to Participants Options to purchase shares of Common Stock of the Company that, in the aggregate, do not exceed 112,992.28250 shares of Common Stock, of which 41,642.39550 shall be Performance Options and 71,349.8860 shall be Fair Value Options. To the extent that any Option granted under the Plan terminates, expires or is cancelled without having been exercised, the shares of Common Stock covered by such Option shall again be available for Grant under the Plan.

2.             Except as otherwise specifically set forth herein, all other terms and conditions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on its behalf by its duly authorized officer on this the 1st day of May, 2011.

NEIMAN MARCUS, INC.

By:	/s/ Nelson A. Bangs
Senior Vice President and General Counsel